  SERVICES AGREEMENT

This Services Agreement (“Agreement”) is made on this 1st day of June 2006, between Datalink Applied Services (hereinafter referred to as “DAS”), located at 175South Bedford Road, Chappaqua, NY 10514 and Navitone Technologies, Inc (hereinafter referred to as “Client”), located at 4850 W. Flamingo Road, #22, Las Vegas, Nevada 89103 and sets forth the terms and considerations under which DAS will provide telemarketing and support services to Client.

WHEREAS, DAS is engaged in the business of providing off-shore consulting and marketing services and desires to provide to Client, and Client is willing to engage DAS to perform, the consulting and marketing services in the wireless market, all in accordance with the terms and conditions of this Agreement.

WHEREAS, Client needs to establish a Joint Venture in India to perform certain Sales and Marketing of Clients’ MRM product line, including software engineering services commencing on or about the 1st day of June 2006, and for two months as determined by DAS (the “Service Period”) and Client; and during this Service Period, parties agree to negotiate in good faith for the establishment of a longer term.

WHEREAS, DAS desires to engage with Client as an independent contractor to establish such Joint Venture and Sales, Marketing and Engineering services during the Service Period upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties mutually agree as follows:

ARTICLE 1. THE SERVICES

1.1

DAS will identify and obtain a Joint Venture relationship to be licensed by Client to establish, sell, market, engineer and provide customer service Client’s MRM products. DAS will work as an agent for Client as such Client must be in compliance with all Local, State and Federal Laws. Client will provide DAS with approved marketing materials including web based materials to be redesigned and prepared by DAS in English. Client will also provide all Licensed IP, source code and programming material necessary to provide MRM products in English to the India market and any and all materials necessary for the Joint Venture project.

1.2	DAS will provide upon written request recorded verification of all policies and procedures designed to protect 100% of Client’s IP, source codes and all licensed proprietary information.

1.3	DAS shall during the initial term of this agreement specifically provide an English language marketing materials, website design and an English language version of the MRM product line.

1.4

Client expressly acknowledges that the services which are the subject of this Agreement are non-exclusive and DAS in its discretion may enter into agreements with other persons to provide additional products or services to the wireless industry.

175 South Bedford Road, Chappaqua, NY		PH: + 914-509-2601
	www.dasbpo.com	FAX: + 914-238-6302

DAS_____		CLIENT__________

ARTICLE 2. TERMINATION

2.1

Both Parties shall have the right, exercisable in its absolute discretion, to terminate this Agreement upon 30 days prior written notice received by United States registered mail, certified mail, UPS Next Day Letter or Federal Express Next Day Letter

2.2

Effect of Expiration or Termination: On the expiration or termination of this Agreement, all obligations of the parties hereunder shall terminate, except for rights to payments or actions occurring prior to such expiration or termination and the provisions applicable after Expiration or Termination. The provisions in Article 3 and 4 shall survive the expiration or termination of this Agreement.

ARTICLE 3. CONFIDENTIAL INFORMATION

3.1

Confidential Information: In performing the Services under this Agreement, DAS will be provided or otherwise come into the possession of proprietary information, IP, source code, customer information, product and service information, and other confidential information regarding the business and services of the Client all of which are valuable to Client (the “Confidential Information”). DAS agrees to receive, hold and treat all Confidential Information received from Client as confidential and secret and agrees to use its best efforts to protect the confidentiality and secrecy of such Confidential Information for a period of five (5) years after Expiration of the Agreement.

3.2	The provisions of Section 3.1 shall also apply to Client in regards to any confidential information regarding the business and services of DAS in all aspects as set forth in section 3.1 above.

ARTICLE 4. INDEMNIFICATION

4.1

DAS Obligations: DAS agrees to indemnify and hold harmless Client, its officers, directors, shareholders, employees or agents from any and all liabilities, losses, damages, claims, suits, judgments, costs and expenses (including reasonable attorney’s fees and costs or any investigation or action related thereto) (“Losses”) suffered or incurred by DAS its officers, directors, shareholders, employees or agents, arising out of any error, omission, misconduct or negligence of Client, its officers, directors, shareholders, employees and agents or from breach or incorrectness of any representation or warranty made herein by DAS.

4.2

Client Obligations: Client agrees to indemnify, and hold harmless DAS, its officers, directors, shareholders, employees or agents from any and all liabilities, losses, damages, claims, suits, judgments, costs and expenses (including reasonable attorney’s fees and costs or any investigation or action related thereto) (“Losses”) suffered or incurred by Client its officers, directors, shareholders, employees or agents, arising out of any error, omission, misconduct or negligence of DAS, its officers, directors, shareholders, employees and agents or from breach or incorrectness of any representation or warranty made herein by DAS.

ARTICLE 5. PAYMENT

5.1	Fees: Client agrees to pay DAS the amounts described in Exhibit A for services provided upon receipt of invoice via email or facsimile.

5.2

Interest and Collection Expenses: If invoices are not paid by Client when due, Client agrees to pay interest on the unpaid amounts at the rate of 1.5% per month until the invoices are paid in full. In addition, if DAS incurs collection expenses in obtaining payment, Client agrees to pay for all reasonable costs incurred by DAS, including attorney’s fees.

175 South Bedford Road, Chappaqua, NY		PH: + 914-509-2601
	www.dasbpo.com	FAX: + 914-238-6302

DAS_____		CLIENT__________

5.3

As additional incentive to sell and market MRM products and services in the India market, Client shall pay to DAS 400,000 shares of its common stock for each 5,000 paying subscribers signed during the initial term of this agreement. This incentive compensation shall be capped at ten percent (10%) of the common stock outstanding.

ARTICLE 6. MISCELLANEOUS

6.1

Force Majeure: Neither party shall be liable for any damages, loss, delay or errors resulting from conditions or circumstances beyond its reasonable control. In the event of any such occurrence, performance shall be suspended to the extent made necessary by such forces, and the time for performance shall be extended by a period equal to the time of the delay.

6.2

Independent Contractor: The parties acknowledge and agree that in performance of the Services under this Agreement, DAS is acting as an independent contractor, and all DAS employees, personnel and agents are not entitled to any Client benefits, including but not limited to workers compensation. Nothing in this Agreement shall be construed or deemed to create any joint venture, partnership, agency, employer-employee or other relationship between the parties.

6.3

Notices: Except as otherwise provided in this Agreement, any notice which may be permitted or required to be given pursuant to this Agreement shall be delivered personally or shall be sent by United States registered or certified mail, postage prepaid addressed as set forth below:

If to DAS:

Datalink Applied Services, Inc.

Attn: Arjun Kochhar

175 South Bedford Road

Chappaqua, NY 10514

If to Client:

Navitone Technologies, Inc.

Attn: Mike Zuliani, CEO

4850 W. Flamingo Road

#22

Las Vegas, NV 89103

6.4

Entire Agreement: This Agreement and any Exhibits attached hereto constitute the entire agreement between the parties, and supersede all prior understandings, arrangements and agreements whether oral or written, with respect to the subject matter of this Agreement.

6.5	Amendments: This Agreement may be amended or modified only by mutual agreement in writing of the parties hereto via email, facsimile, US Mail or Courier.

6.6	Applicable Law: The laws of the State of Nevada shall govern the enforcement of this agreement.

6.7

Partial Invalidity: If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, then such provision shall be construed limited or severed, but only to the extent necessary, and the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon the parties and shall be enforced to give effect to the intent of parties insofar as possible.

6.8	Assignment: Neither DAS, nor Client, shall assign any of its rights or obligations under this agreement without the prior written consent of both parties.

175 South Bedford Road, Chappaqua, NY		PH: + 914-509-2601
	www.dasbpo.com	FAX: + 914-238-6302

DAS_____		CLIENT__________

ARTICLE 7. RELATIONSHIP OF PARTIES

DAS is performing only as an independent contractor pursuant to this Agreement. DAS is the prime contractor and has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed the Services, except as otherwise agreed upon by the Parties and Article 2 of this Agreement. Nothing in this Agreement will be construed to create the relationship of principal and/or agent, joint venture or partnership between DAS and Client unless so specified.

ARTICLE 8. SUBCONTRACT

Client understands and agrees that DAS may subcontract the service and performance obligations of this Agreement to a third party and that DAS will be the only party in privity with Client. Exhibit A will always be confidential between DAS and Client. The third party will have to abide by all the terms and conditions of this Agreement, excluding Exhibit A, in addition to specifically being responsible for the service and performance obligations of Article 1 “The Services.”

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 12th day of May in the year of 2006.

Datalink Applied Services, Inc.	Navitone Technology, Inc.

By: /s/ Anand Singh	By: /s/ Mike Zuliani
Anand Singh	Mike Zuliani

Title: Director Business Development	Title: CEO

175 South Bedford Road, Chappaqua, NY		PH: + 914-509-2601
	www.dasbpo.com	FAX: + 914-238-6302

DAS_____		CLIENT__________

EXHIBIT A

FEE SCHEDULE

Compensation (in US Dollars)

Initial program set up and computer programming including changes to program application or scripting	Included
English version design and programming	Included
Preparation of Sales and Marketing materials in English	Included
English language version of website and web based product demonstration	Included
Research and locate a Joint Venture partner for India on terms identified in Exhibit B	Included
Administrative and Management Fees	Included
Scripting/script writing design and development and implementation	Included
Locate and Identify LBS platform providers in India	Included
Locate and Identify map data vendors	Included
Monthly Capital contribution to Joint Venture	$10,000
Monthly Consulting Fees	$3,500
Contract payment amount paid in full at signing	$27,000
Initial Term of Agreement	2 months

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 12th day of May 2006.

Datalink Applied Services, Inc.	Navitone Technology, Inc.

By: /s/ Anand Singh	By: /s/ Mike Zuliani
Anand Singh	Mike Zuliani

Title: Director Business Development	Title: CEO

175 South Bedford Road, Chappaqua, NY		PH: + 914-509-2601
	www.dasbpo.com	FAX: + 914-238-6302

DAS_____		CLIENT__________

EXHIBIT B

Terms of Joint Venture

1.	The initial Joint Venture between Navitone Technologies, Inc. and the To Be Identified Partner shall be 20/80 respectively for the India market.
2.	At the end of the Initial Agreement Period (two months) a India market License Fee shall be negotiated with the Joint Venture Partner
3.	The ownership terms of the Joint Venture may be adjusted based on the License Fee
4.	The Residual License Fee paid by the Joint Venture to Navitone Technologies, Inc shall be $2.00 per MRM product subscriber per month unless adjusted by mutual agreement for quantity discount purposes.
5.	Each Venture Partner shall bear the out of pocket expenses of its own management personnel

175 South Bedford Road, Chappaqua, NY		PH: + 914-509-2601
	www.dasbpo.com	FAX: + 914-238-6302

DAS_____		CLIENT__________